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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
            OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
     TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE

                        Commission File Number 333-28737

                                  UDS CAPITAL I
                            6000 North Loop 1604 West
                          San Antonio, Texas 78249-1112
                        Telephone number: (210) 592-2000

 8.32% Trust Originated Preferred Securities (TOPrS) (and the related guarantee)
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(I)   [   ]                 Rule 12h-3(b)(1)(ii)   [   ]
Rule 12g-4(a)(1)(ii)  [   ]                Rule 12h-3(b)(2)(I)     [   ]
Rule 12g-4(a)(2)(I)   [   ]                 Rule 12h-3(b)(2)(ii)   [   ]
Rule 12g-4(a)(2)(ii)  [   ]                Rule 12h-5  [ X ]
Rule 12h-3(b)(1)(I)   [   ]                 Rule 15d-6   [   ]

Approximate number of holders of record as of the certification or notice date:



Pursuant to the requirements of the Securities Act of 1934, UDS Capital I, has caused this certification / notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 14, 2001                                 By: /s/ Steven A. Blank
                                                            -------------------
                                                        Name: Steven A. Blank
                                                        Title: Regular Trustee


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